EXHIBIT 99.1

SMITH MICRO ANNOUNCES BOARD AUTHORIZATION OF
STOCK PURCHASE PROGRAM

Aliso Viejo, CA, October 24, 2002 — Smith Micro Software, Inc. (NASDAQ: SMSI) a developer and marketer of a wide range of software and service solutions for the wireless and Internet markets, today announced that its Board of Directors authorized a stock repurchase program under which up to 1 million shares of its outstanding common stock may be acquired in the open market over the next 18 months at the discretion of management.

The shares will be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. Under the program, the purchases will be funded from available working capital, and the repurchased shares will be held in treasury or used for ongoing stock issuances such as issuances under employee stock plans. There is no guarantee as to the exact number of shares, which will be repurchased by Smith Micro, and Smith Micro may discontinue purchases at any time that management determines additional purchases are not warranted. As of September 30, 2002, Smith Micro had approximately 16.234 million shares outstanding.

Mr. William W. Smith, Jr. remarked, “The Board’s approval of this program reflects our confidence in Smith Micro’s future. Repurchasing stock is one means of underscoring our commitment to enhancing stockholder value.”

About Smith Micro

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication and utility software products. The company designs integrated, cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on the Wireless, and Broadband technologies, the Internet and the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, and network fax, along with traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, value-added resellers (VARs). Smith Micro’s common stock trades on The Nasdaq Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800 or visit the company’s Web site at www.smithmicro.com.